Exhibit 23.1

EY Bedrijfsrevisoren EY Réviseurs d’Entreprises Kouterveldstraat 7B 001 B - 1831 Diegem	Tel: +32 (0) 2 774 91 11 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Warrants Plan of Nyxoah SA of our report dated 20 March 2024, with respect to the consolidated financial statements of Nyxoah SA, included in its Annual Report (Form 20-F) for the year ended 31 December 2023, filed with the Securities and Exchange Commission.

/s/ EY Réviseurs d’Entreprises/ EY Bedrijfsrevisoren SRL/BV

Machelen, Belgium

8 November 2024

Besloten vennootschap

Société à responsabilité limitée

RPR Brussel - RPM Bruxelles - BTW-TVA BE0446.334.711-IBAN N° BE71 2100 9059 0069

*handelend in naam van een vennootschap:/agissant au nom d'une société

A member firm of Ernst & Young Global Limited